Thornburg Investment Management, Inc. 485BPOS

Exhibit 99.(h)(11)

AGREEMENT TO WAIVE FEES AND REIMBURSE EXPENSES

OF CERTAIN FUNDS OF THORNBURG INVESTMENT TRUST

THORNBURG INVESTMENT MANAGEMENT, INC.

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Thornburg Investment Trust

c/o Thornburg Investment Management, Inc.

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Ladies and Gentlemen:

We, the undersigned, hereby confirm our agreement with you as follows:

1.           You have employed Thornburg Investment Management, Inc. to manage the investment and reinvestment of the assets of your respective series and to perform related functions (the “Funds”).

2.           For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to reduce certain Fund and class expenses otherwise borne by shareholders of certain classes of shares of the Funds, we agree (for the periods and subject to the terms hereinafter specified) to waive or reduce all or a portion of the advisory fee and administrative services fee payable to us by the specific Funds and classes of shares identified in Schedule A to this Agreement, and/or to bear all or a portion of the expenses set forth in the fee and expense tables of the relevant Funds’ current prospectuses under the line item labeled “Other Expenses,” which fees and expenses are otherwise allocable to the Funds and classes of shares identified in Schedule A, to the extent necessary to reduce the annualized operating expenses of those classes of shares (excluding the expenses described in the first sentence of paragraph 3 below) to the percentage rates reflected in Schedule A. With respect to the Thornburg Strategic Municipal Income Fund and the Thornburg Strategic Income Fund, we undertake to implement the reductions to annualized operating expenses necessary to reach the percentage rates reflected in Schedule A in part or in whole by waiving the advisory fee level charged to those two Funds to the levels shown in Schedule B under the column labeled “After Waiver.” For purposes of this Agreement, expenses allocable to each class of shares and the expense ratios for each such class shall be determined at the times and in accordance with the Funds’ usual and customary method of accounting for preparation of their semiannual and annual reports to shareholders.

3.           Notwithstanding the foregoing, we do not agree to waive, reduce or bear any of the following expenses to the extent they are incurred by a Fund: taxes; interest expenses; brokerage commissions; expenses said to have been incurred indirectly by other investment companies in which the Funds invest, including any such expenses which are or should be identified in the fee and expense tables of the relevant Funds’ current prospectuses under the line item labeled “Acquired Fund Fees and Expenses;” expenses incurred by a Fund in respect of its short sale transactions, such as dividends and interest paid by the Fund in respect of securities that are borrowed in the short sale; and extraordinary expenses such as litigation costs or any contingency fees paid to third party vendors out of the proceeds of tax reclaims recovered by a Fund. Fees paid by the Funds pursuant to the Funds’ rule 12b-1 plans are not paid to us and are therefore outside of the scope of this Agreement. We agree, however, that in calculating each share class’s annualized operating expenses in order to determine whether those expenses are higher than the applicable percentage rate reflected in Schedule A, we will include in that calculation the fees paid in respect of any rule 12b-1 plan applicable to that share class.

4.           For each Fund and class of shares identified in Schedule A, the fee waivers and expense reimbursements described herein shall commence effective February 1, 2023. We agree to continue the fee waivers and expense reimbursements described herein for each specific Fund and class of shares identified in Schedule A through January 31, 2024, the date on which we cease to offer that Fund or class of shares, or the date upon which we cease to be the investment adviser of the Funds, whichever occurs sooner.

5.           We retain the right as to any share class, within any fiscal year, to recover fees waived and expenses reimbursed in respect of any Fund or class of shares of a Fund in any fiscal year if, during that same fiscal year, the Fund’s or share class’s total annual operating expenses fall below the expense rate cap for the share class stated in Schedule A. Notwithstanding the foregoing, we will not recover fees waived and expenses reimbursed as described in the preceding sentence if that recoupment would cause the applicable Fund’s or share class’s total annual operating expenses (after the recoupment is taken into account) to exceed the lesser of: (a) the expense rate cap that was in place at the time the waiver or reimbursement occurred; or (b) the expense rate cap that is in place at the time of the recoupment.

6.           This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge. You understand that this Agreement may be terminated at any time as to any one or more Funds or classes of shares by our Trustees. The terms “transfer,” “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the U.S. Securities and Exchange Commission.

7.           This Agreement applies only to the Funds and classes of shares specified in Schedule A. This Agreement will in all events apply separately to each Fund and class of shares to which it relates and will be severable in all respects. Consequently, this Agreement may be modified, continued or terminated as to any Fund or class or shares without affecting any other Fund or class of shares. A determination by any court or agency having jurisdiction that any provision of this Agreement is invalid or unenforceable will not affect the validity of the other provisions of this Agreement.

8.           This Agreement supersedes and replaces all previous agreements to waive fees and reimburse expenses of the Funds of the Trust.

If the foregoing is in accordance with your understanding, you will kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Nimish S. Bhatt

ACCEPTED:	December 9, 2022

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway

Agreement to Waive Fees and Reimburse Expenses (February 2023)

SCHEDULE A

Fund	Class A Shares	Class C/D Shares	Class C2 Shares	Class I Shares	Class R3 Shares	Class R4 Shares	Class R5 Shares	Class R6 Shares

Thornburg Short Duration Municipal Fund	0.70%			0.50%

Thornburg Limited Term Municipal Fund			1.24%

Thornburg Intermediate Municipal Fund	0.77%	1.14%	1.14%	0.53%

Thornburg Strategic Municipal Income Fund	0.81%	1.28%		0.59%

Thornburg California Limited Term Municipal Fund	0.74%	1.02%	1.02%	0.49%

Thornburg New Mexico Intermediate Municipal Fund	0.99%		1.24%	0.67%

Thornburg New York Intermediate Municipal Fund	0.99%			0.67%

Thornburg Limited Term U.S. Government Fund		1.24%	1.24%		0.99%	0.99%	0.67%

Thornburg Ultra Short Income Fund	0.50%			0.30%

Thornburg Limited Term Income Fund			1.24%	0.49%	0.99%	0.99%	0.49%	0.42%

Thornburg Strategic Income Fund	1.05%	1.80%		0.60%	1.25%	1.25%	0.60%	0.53%

Thornburg Small/Mid Cap Core Fund				0.95%	1.31%	1.21%	0.95%

Thornburg International Equity Fund				0.90%	1.36%	1.16%	0.90%	0.70%

Thornburg Small/Mid Cap Growth Fund		2.34%		0.95%	1.46%	1.36%	0.95%

Thornburg International Growth Fund				0.99%	1.50%	1.40%	0.99%	0.89%

Thornburg Investment Income Builder Fund					1.50%	1.40%	0.99%	0.80%

Thornburg Global Opportunities Fund				0.99%	1.50%	1.40%	0.99%	0.85%

Thornburg Developing World Fund		2.33%		1.04%			1.04%	0.94%

Thornburg Better World International Fund		2.19%		0.90%

Thornburg Summit Fund	0.94%			0.69%

Agreement to Waive Fees and Reimburse Expenses (February 2023)

SCHEDULE B

Advisory Fee Rates for Thornburg Strategic Municipal Income Fund and Thornburg Strategic Income Fund, Before and After Waiver

Before Waiver		After Waiver

Net Assets of Fund	Advisory Fee Rate	Net Assets of Fund	Advisory Fee Rate

0 to $500 million	0.750%	0 to $500 million	0.600%

$500 million to $1 billion	0.675%	$500 million to $1 billion	0.600%

$1 billion to $1.5 billion	0.625%	$1 billion to $1.5 billion	0.500%

$1.5 billion to $2 billion	0.575%	$1.5 billion to $2 billion	0.500%

Over $2 billion	0.500%	Over $2 billion	0.500%

Agreement to Waive Fees and Reimburse Expenses (February 2023)